Exhibit 10.10
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT is entered into as of January 1, 2006 between Ablest Inc., a Delaware corporation (the “Company”), and Nolan B. Gardner (“Executive”).
WITNESSETH :
          WHEREAS, the Company and Executive desire to enter into this Agreement to insure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith;
          NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:
     1. Employment.
          (a) Title. The Company hereby employs Executive as Vice President of Human Resources, and Executive hereby accepts such employment, on the terms and conditions set forth herein.
          (b) Duties. During the term of this Agreement, Executive shall be and have the title, duties and authority of Vice President of Human Resources of the Company and shall devote his entire business time and all reasonable efforts to his employment and shall perform diligently such duties as are customarily performed by the Vice President of Human Resources of companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the Board of Directors of the Company.
          (c) Outside Interests. Executive shall not, without the prior written consent of the Company, directly or indirectly, during the term of this Agreement, other than in the performance of duties naturally inherent to the business of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that Executive may attend to outside investments, and serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with his full-time employment hereunder.
     2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end at 11:59 p.m., local time, on the second anniversary of the date hereof (the “Term”). In the event of a Change in Control, the Term shall end as of the second anniversary of the date of the Change in Control.
     3. Compensation.
          (a) Salary. For all services he may render to the Company during the term of this Agreement, the Company shall pay to Executive the following salary in those installments customarily used in payment of salaries to the Company’s senior executives (but in no event less frequently than monthly):
               (i) for calendar year 2006, an annual salary of one hundred five thousand Dollars ($105,000);
               (ii) for the calendar year beginning on January 1, 2006, and for each calendar year thereafter during the Term of this Agreement, a salary determined by the Compensation Committee, which in no event shall be less than the annual salary that was payable by the Company to Executive under this Paragraph 3(a) for the immediately preceding calendar year.
          (b) Bonus. Executive shall be entitled to participate in any bonus program implemented by the Compensation Committee of the Board of Directors for the Company’s senior executives generally, with pertinent terms and goals to be established annually or otherwise by the Compensation Committee in its sole discretion.
          (c) Benefits. Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to benefits provided by the Company to senior executives generally from time to time during the term of this Agreement.

          (d) Business Expenses. Upon delivery of proper documentation therefore Executive shall be reimbursed for all travel, hotel and business expenses when incurred on Company business during the term of the Agreement.
          (e) Perquisites. Executive shall be entitled to such perquisites, including use of an automobile, as are provided by the Company to senior executives generally from time to time during the term hereof.
     4. Payment in the Event of Death or Disability.
          (a) In the event of Executive’s death or Disability during the term of this Agreement, for a period equal to the lesser of (i) twelve (12) months following the date of such death or Disability or (ii) the balance of the term remaining hereunder at such date (but in no event less than six (6) months), the Company shall continue to pay to Executive (or his estate) Executive’s then effective per annum rate of salary, as determined under Paragraph 3(a), and provide to Executive (or to his family members covered under his family medical coverage) the same family medical coverage as provided to Executive on the date of such death or Disability.
          (b) Except as otherwise provided in Paragraph 4(a), in the event of Executive’s death or Disability Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to any unpaid salary, bonus, or benefits accrued and earned by him up to and including the date of such death or Disability.
          (c) For purposes of this Agreement, Executive’s Disability shall be deemed to have occurred after one hundred eighty (180) consecutive days during which Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties hereunder. The date of Disability shall be such one hundred eightieth (180th) day. If the Company or Executive, after receipt of notice of Executive’s Disability from the other, dispute that Executive’s Disability shall have occurred, Executive shall promptly submit to a physical examination by a qualified physician in the Tampa or Clearwater, Florida, metropolitan area selected by the Company and, unless such physician shall issue his written statement to the effect that in his or her opinion, based on his or her diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such Disability shall be deemed to have occurred.
          (d) The payments to be made by the Company to Executive hereunder shall be offset and reduced by the amount of any insurance proceeds (on a tax-effected basis) paid to Executive (or his estate) from insurance policies obtained by the Company other than insurance policies provided under Company-wide employee benefit and welfare plans.
     5. Termination
          (a) The employment of Executive under this Agreement:
               (i) shall be terminated automatically upon the death or Disability of Executive;
               (ii) may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;
               (iii) may be terminated at any time by the Company without Cause with 30 days’ advance notice to Executive;
               (iv) may be terminated at any time by Executive with thirty (30) days’ advance notice to the Company;
               (v) may be terminated at any time by Executive if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Executive, provided that Executive has given notice of such breach within ninety (90) days after he has knowledge thereof and the Company did not have Cause to terminate Executive at the time such breach occurred; or
               (vi) shall be terminated automatically at 11:59 p.m., local time, on the second anniversary of the date hereof, or in the event of a Change in Control prior to such date, at 11:59 p.m. local time on the second anniversary of the date of the Change in Control, if later.
          (b) Upon any termination hereunder, Executive shall be deemed automatically to have resigned from all offices and any directorship held by him in the Company, unless the Company informs Executive otherwise.
          (c) Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Executive after such date. In addition, the Executive’s termination of employment must meet the requirements for a “separation from service” within the meaning of Code Section 409A in order for the termination payments described in Section 6 and Section 7 to be paid.
     6. Certain Termination Payments.
               (a) If Executive’s employment with the Company is terminated by the Company without Cause other than within two years following a Change in Control, or is terminated by Executive pursuant to Paragraph 5(a)(v), the Company shall (i) continue to pay to Executive the per annum rate of salary under Paragraph 3(a) and provide him and his family with the benefits described in Paragraph 3(c) then in effect (unless the terms of the applicable plans expressly prohibit the continuation of such benefits after such termination and cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation, in which case the Company shall procure and pay for substantially similar substitute benefits except for any pension or 401(k) Plan benefit, or unless continued coverage would cause an excise tax to be due under Code Section 409A, in which event the period of continued coverage shall be reduced to such period as would not result in an excise tax) for a period equal to the lesser of (A) twelve (12) months and (B) the remainder of the term of this Agreement, and (ii) pay Executive on or before the thirtieth day after the Date of Termination an amount equal to the target bonus opportunity for the year in which such termination occurs. Notwithstanding the foregoing, if Executive is a specified employee within the meaning of Code Section 409A, the continuing salary payments described in clause (i) and the bonus payment described in clause (ii) shall not be paid until the first day of the seventh month following the month in which the Executive’s termination from employment occurs. In such event, the salary payments that would have been made but for the delay shall be accumulated and paid in a lump sum on the first date that payment may be made.
          (b) If Executive’s employment is terminated by the Company with Cause or by Executive pursuant to Paragraph 5(a)(iv), Executive shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid salary and benefits accrued and earned by him under Paragraphs 3(a) and 3(c) hereof up to and including the Date of Termination.
     7. Change in Control Termination Payments.
          (a) Executive will be entitled to the compensation set forth in Paragraph 7(b) hereof (the “CIC Compensation”) if his employment is terminated within two years after a Change in Control by the Company without Cause (the “CIC Trigger”). Notwithstanding the foregoing, Executive will not be entitled to CIC Compensation in the event of a termination of his employment following a Change in Control on account of his Death, Disability, or termination by him pursuant to Paragraph 5(a)(iv).
          (b) In the event of a CIC Trigger, Executive shall be entitled to the CIC Compensation provided below:
               (i) In lieu of any further salary, bonus or other payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive not later than the tenth day following the Date of Termination a cash amount equal to two times Executive’s annual base salary in effect on the Date of Termination. Notwithstanding the foregoing, if Executive is a specified employee within the meaning of Code Section 409A, the payment described herein shall not be paid until the first day of the seventh month following the month in which the Executive’s termination from employment occurs.
               (ii) Until the earlier of Executive’s death or the end of the twelve (12) month period following the Date of Termination, the Company shall arrange to provide Executive life, health, disability and accident insurance benefits and the package of “Executive benefits” substantially similar to those which Executive was receiving immediately prior to the Date of Termination, or immediately prior to a Change in Control, if greater, provided that Executive shall be obliged to continue to pay that proportion of premiums paid by him immediately prior to the Change in Control.
               (iii) The Company shall vest and accelerate the exercise date of all stock options, if any, granted to Executive (the “Options”) that are unvested or not exercisable on the Date of Termination, to the end that the Options shall be immediately exercisable for the duration of their respective original terms.
          (c) If the CIC Compensation hereunder, either alone or together with other payments to Executive from the Company, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)), such CIC Compensation shall be reduced to the largest amount that will result in no portion of the payments hereunder being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Company under Section 280G of the Code.
     8. Definitions.
          (a) “Beneficial Owner” shall have the meaning provided in Rule 13d-3 promulgated under the Exchange Act.
          (b) “Cause” means:

               (i) Executive’s conviction of, plea of “no contest” to, or entry into a pretrial intervention program associated with, a felony or a first degree misdemeanor;
               (ii) Executive’s engaging in an act or series of acts of misconduct or negligent behavior that result in demonstrable injury to the Company, including without limitation, injury to the Company’s business, financial condition or reputation. or
               (iii) Executive’s material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive; provided, however, that the cure provision of this clause (iii) shall not apply if Executive has previously been provided with notice of a material breach pursuant to this provision and cured such breach, and thereafter is committing another material breach of any provision of this Agreement.
          (c) “Change in Control” occurs when:
               (i) any “Person”, other than the C. H. Heist Intervivos Trust, the lineal descendants of Charles H. and Clydis D. Heist, and any trusts for the benefit of their lineal descendants (collectively, the “Heist Family”), and other than any trustee or fiduciary on behalf of any Company benefit plan, becomes the “Beneficial Owner” of securities of the Company having at least 30% of the voting power of the Company’s then outstanding securities (unless the event causing the 30% threshold to be crossed is an acquisition of securities directly from the Company) but only if at the time of such person’s becoming the beneficial owner of the requisite voting power, the Heist Family (or any trust or Person included therein) no longer holds a majority of the outstanding shares; or
               (ii) the stockholders of the Company approve any merger or other business combination of the Company, or any going private transaction subject to Rule 13e-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, or any sale of all or substantially all of the Company’s assets in one or a series of related transactions, or any combination of the foregoing transactions (the “Transactions”), other than a Transaction in which the Heist Family or any trust or

Person included within the Heist Family is the Beneficial Owner of 40% or more of the voting securities of the surviving company (or its parent) (and, in a sale of assets, of the purchaser of the assets) immediately following the Transaction;; or
               (iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Disinterested Directors”) cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company, with, for this purpose, any director who was not a director at the beginning of such period being deemed to be a Disinterested Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Disinterested Directors, so long as such director was not nominated by a person who has entered into an agreement to effect, or threatened to effect, a Change of Control.
          (d) “Person” shall have the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, and shall include a “group” (as defined in Section 13(d) of the Exchange Act).
     9. Certain Covenants
          (a) Noncompete and Nonsolicitation. Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the term of this Agreement. In light of such reliance and expectation, during the term hereof and for two years after termination of Executive’s employment and this Agreement under Paragraph 5 hereof, other than termination by the Company without Cause or termination by Executive pursuant to Paragraph 5(a)(v), Executive shall not, directly or indirectly, do or suffer any of the following:
               (i) Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;
               (ii) Solicit the employment of, assist in the soliciting the employment of, or otherwise solicit the association in business with any person or entity of, any employee, consultant or agent of the Company; or
               (iii) Induce any person who is a customer of the Company to terminate said relationship.
          (b) Nondisclosure; Return of Materials. During the term of his employment by the Company and following termination of such employment, Executive will not disclose (except as required by his duties to the Company), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Executive becomes informed or aware during his employment, whether or not developed by Executive. In the event of the termination of his employment with the Company or the expiration of this Agreement, Executive will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his employment with the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.
          (c) Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 9 may be inadequate and that the damages flowing from such breach are not easily measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 9, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Executive pursuant to this Agreement. Nothing in this Paragraph 9 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 9 that may be pursued by the Company.
          (d) If Executive shall violate any legally enforceable provision of this Paragraph 9 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.
          (e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 9, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition that otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.
10.	Withholding Taxes. All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

11.	No Conflicting Agreements. Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether an employment contract or otherwise, that would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

12.	Severable Provisions. The provisions of this Agreement are severable and if any one or more of its provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

13.	Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal and legal representatives, executors, successors and administrators. The Company may assign this Agreement to a purchaser (or an affiliate of a purchaser) of all or substantially all of the assets of the Company; provided, however, that this provision shall not have any effect for purposes of determining whether a Change of Control has occurred hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor or assign to its assets as aforesaid that becomes bound by all the terms and provisions of this Agreement. If the Executive should die while any amounts are still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee of, if there be no such designee, to the Executive’s estate.

14.	Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth at the end of this Agreement, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 14.

15.	Consent to Jurisdiction. Executive and the Company each irrevocably: (i) submits to the exclusive jurisdiction of the Florida courts and the United States district court(s) in Florida for the purpose of any proceedings arising out of this Agreement or any transaction contemplated by this Agreement; (ii) agrees not to commence such proceeding except in these courts; (iii) agrees that service of any process, summons, notice or document by U.S.

registered mail to a party’s address as provided herein shall be effective service of process for any such proceeding; and (iv) waives any objection to the laying of venue of any such proceeding in these courts.

16.	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right he or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement. Each party certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce this waiver; and acknowledges that he or it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Paragraph 16.

17.	Waiver. The failure of either party to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision as to any future violation thereof, or prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

18.	Governing Law. This Agreement shall be governed by and construed according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

19.	Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

20.	Legal Fees. If any legal action is required to enforce Executive’s rights under this Agreement, Executive shall be entitled to recover from the Company any expenses for attorneys’ fees and disbursements reasonably incurred by him if he is the prevailing party.

21.	No Obligation To Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement upon termination of his employment by the Company without Cause by seeking other employment or otherwise after such termination, nor shall the amount of any such payment provided for under this Agreement be reduced by any compensation earned by Executive after such termination as the result of his employment by another employer.

22.	Sale of Assets. For the avoidance of doubt, if the Company sells all or substantially all of its assets and the purchaser or an affiliate of the purchaser assumes this Agreement or offers Executive employment on substantially the same terms as contained herein, Executive’s not accepting such offer shall constitute termination of employment hereunder by Executive pursuant to Section 5(a)(iv) and shall not entitle him to any payments under Paragraphs 6(a) or 7; provided, however, that this provision shall not have any effect for purposes of determining whether a Change of Control has occurred hereunder.

23.	Time For Bringing an Action. Any legal action or proceeding with respect to this Agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known, with the exercise of reasonable diligence, of the events giving rise to the complaint.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth above.

EXECUTIVE:
/s/ Nolan B. Gardner

Name: Nolan B. Gardner
Address:

ABLEST INC.

By:	/s/ Kurt R. Moore
Name:	Kurt R. Moore, President & CEO